Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release

Intel Reports Full-Year Revenue of $55.4 Billion, Net Income of $11.4 Billion
Reports Record Quarterly Revenue of $14.9 Billion

News Highlights:

•	Record full-year revenue in the Data Center, Internet of Things (IoT) and Non-Volatile Memory Solutions Groups; and record quarterly revenue in the Data Center and IoT Groups

•	As of November, 14nm products made up more than 50 percent of Client Computing Group volume with growing enthusiasm for 6th Generation Intel® Core™ ("Skylake") processors

•	Announced increase in cash dividend to $1.04-per-share on an annual basis

•	Altera acquisition closed early in the first quarter of 2016, broadening Intel’s portfolio

SANTA CLARA, Calif., January 14, 2016 -- Intel Corporation today reported full-year revenue of $55.4 billion, operating income of $14.0 billion, net income of $11.4 billion and EPS of $2.33. The company generated approximately $19.0 billion in cash from operations, paid dividends of $4.6 billion and used $3.0 billion to repurchase 96 million shares of stock.

For the fourth quarter, Intel posted revenue of $14.9 billion, operating income of $4.3 billion, net income of $3.6 billion and EPS of 74 cents. The company generated approximately $5.4 billion in cash from operations, paid dividends of $1.1 billion, and used $525 million to repurchase 17 million shares of stock.

“Our results for the fourth quarter marked a strong finish to the year and were consistent with expectations,” said Brian Krzanich, Intel CEO.  “Our 2015 results demonstrate that Intel is evolving and our strategy is working. This year, we’ll continue to drive growth by powering the infrastructure for an increasingly smart and connected world.”

Full-Year 2015 Business Unit Trends

•	Client Computing Group revenue of $32.2 billion, down 8 percent from 2014.

•	Data Center Group revenue of $16.0 billion, up 11 percent from 2014.

•	Internet of Things Group revenue of $2.3 billion, up 7 percent from 2014.

•	Software and services operating segments revenue of $2.2 billion, down 2 percent from 2014.

•	Non-Volatile Memory Solution Group revenue up 21 percent from 2014.

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Q4 Business Unit Trends

•	Client Computing Group revenue of $8.8 billion, up 3 percent sequentially and down 1 percent year-over-year.

•	Data Center Group revenue of $4.3 billion, up 4 percent sequentially and up 5 percent year-over-year.

•	Internet of Things Group revenue of $625 million, up 8 percent sequentially and up 6 percent year-over-year.

•	Software and services operating segments revenue of $543 million, down 2 percent sequentially and down 3 percent year-over-year.

•	Non-Volatile Memory Solution Group revenue was flat sequentially and up 10 percent year-over-year.

Financial Comparison
Annual
	2015	2014	vs. 2014
Revenue	$55.4 billion	$55.9 billion	down 1%
Gross Margin	62.6%	63.7%	down 1.1 points
R&D and MG&A	$20.1 billion	$19.7 billion	up 2%
Operating Income	$14.0 billion	$15.3 billion	down 9%
Tax Rate	19.6%	25.9%	down 6.3 points
Net Income	$11.4 billion	$11.7 billion	down 2%
Earnings Per Share	$2.33	$2.31	up 1%

Financial Comparison
Quarterly Year-Over-Year
	Q4 2015	Q4 2014	vs. Q4 2014
Revenue	$14.9 billion	$14.7 billion	up 1%
Gross Margin	64.3%	65.4%	down 1.1 points
R&D and MG&A	$5.2 billion	$5.0 billion	up 4%
Operating Income	$4.3 billion	$4.5 billion	down 3%
Tax Rate	16.0%	21.4%	down 5.4 points
Net Income	$3.6 billion	$3.7 billion	down 1%
Earnings Per Share	74 cents	74 cents	flat

Financial Comparison
Quarterly Sequential
	Q4 2015	Q3 2015	vs. Q3 2015
Revenue	$14.9 billion	$14.5 billion	up 3%
Gross Margin	64.3%	63.0%	up 1.3 points
R&D and MG&A	$5.2 billion	$4.8 billion	up 8%
Operating Income	$4.3 billion	$4.2 billion	up 3%
Tax Rate	16.0%	26.9%	down 10.9 points
Net Income	$3.6 billion	$3.1 billion	up 16%
Earnings Per Share	74 cents	64 cents	up 16%

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Business Outlook
Intel’s Business Outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after January 14.

Please note: Our Full-Year 2016 and Q1 2016 Business Outlook includes the expected results of our recently completed acquisition of Altera, an additional week in the first quarter due to 2016 being a 53-week year and a change in the estimated useful lives for our machinery and equipment in our factories from four to five years.

The acquisition of Altera was completed in early fiscal year 2016, which means that the 2016 guidance includes the expected results for the FPGA business. As a result of the Altera acquisition, we have acquisition-related charges that are primarily non-cash. Our guidance for the first quarter and full-year 2016 include both GAAP and non-GAAP estimates. Reconciliations between these GAAP and non-GAAP financial measures are included below.

Full-Year 2016	GAAP	Non-GAAP	Range
Revenue	Mid to high single digits	Mid to high single digits	n/a
Gross margin percentage	61%	63%	+/- a couple pct. pts.
R&D plus MG&A spending	$21.4 billion	$21.3 billion	+/- 400 million
Amortization of acquisition-related intangibles included in operating expenses	$350 million	$0	approximately
Depreciation	$6.5 billion	$6.5 billion ^	+/- 200 million
Tax rate	25%	25% ^	approximately
Full-year capital spending	$9.5 billion	$9.5 billion ^	+/- 500 million

Q1 2016	GAAP	Non-GAAP	Range
Revenue	$14.0 billion	$14.1 billion	+/- 500 million
Gross margin percentage	58%	62%	+/- a couple pct. pts.
R&D plus MG&A spending	$5.6 billion	$5.5 billion	approximately
Amortization of acquisition-related intangibles included in operating expenses	$100 million	$0	approximately
Impact of equity investments and interest and other, net	$0	$0 ^	approximately
Depreciation	$1.7 billion	$1.7 billion ^	approximately
For additional information regarding Intel’s results and Business Outlook, please see the CFO commentary at: www.intc.com/results.cfm.

Status of Business Outlook
Intel’s Business Outlook is posted on intc.com and may be reiterated in public or private meetings with investors and others. The Business Outlook will be effective through the close of business on March 18 unless earlier updated; except that the Business Outlook for amortization of acquisition-related intangibles, impact of equity investments and interest and other, restructuring charges, and tax rate, will be effective only through the close of business on January 21. Intel’s Quiet Period will start from the close of business on March 18 until publication of the company’s first-quarter earnings release, scheduled for April 19. During the Quiet Period, all of the Business Outlook and other forward-looking statements disclosed in the company’s news releases and filings with the SEC should be considered as historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.
Risk Factors
The above statements and any others in this release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "believes," "seeks," "estimates," "continues," "may," "will," "should," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company's expectations.

•
Demand for Intel's products is highly variable and could differ from expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; the introduction, availability and market acceptance of Intel's products, products used together with Intel products and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•
Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates. Results may also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, which could be changed without prior notice.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

•
The amount, timing and execution of Intel's stock repurchase program could be affected by changes in Intel's priorities for the use of cash, such as operational spending, capital spending, acquisitions, and as a result of changes to Intel's cash flows or changes in tax laws.

•
Intel's expected tax rate is based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

^ No adjustment on a non-GAAP basis.
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•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments, interest rates, cash balances, and changes in fair value of derivative instruments.

•	Product defects or errata (deviations from published specifications) may adversely impact our expenses, revenues and reputation.

•
Intel's results could be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

•
Intel's results may be affected by the timing of closing of acquisitions, divestitures and other significant transactions. We completed our acquisition of Altera on December 28, 2015 and risks associated with that acquisition are described in the “Forward Looking Statements” paragraph of Intel’s press release dated June 1, 2015, which risk factors are incorporated by reference herein.

A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q.

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Earnings Webcast
Intel will hold a public webcast at 2 p.m. PDT today on its Investor Relations website at www.intc.com. A webcast replay and audio download will also be available on the site.

Intel plans to report its earnings for the first quarter of 2016 on April 19. Immediately following the earnings report, the company plans to publish a commentary by Stacy J. Smith, Intel CFO and executive vice president, at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2 p.m. PDT at www.intc.com.

About Intel
Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. As a leader in corporate responsibility and sustainability, Intel also manufactures the world's first commercially available "conflict-free" microprocessors. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com and about Intel's conflict-free efforts at conflictfree.intel.com.

Intel, the Intel logo, Core, and Ultrabook are trademarks of Intel Corporation in the United States and other countries.
*Other names and brands may be claimed as the property of others.

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INTEL CORPORATION
CONSOLIDATED SUMMARY STATEMENT OF INCOME DATA
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec 26, 2015	Dec 27, 2014	Dec 26, 2015	Dec 27, 2014
NET REVENUE	$14,914	$14,721	$55,355	$55,870
Cost of sales	5,324	5,100	20,676	20,261
GROSS MARGIN	9,590	9,621	34,679	35,609

Research and development	3,119	2,990	12,128	11,537
Marketing, general and administrative	2,118	2,049	7,930	8,136
R&D AND MG&A	5,237	5,039	20,058	19,673
Restructuring and asset impairment charges	(13)	57	354	295
Amortization of acquisition-related intangibles	67	72	265	294
OPERATING EXPENSES	5,291	5,168	20,677	20,262
OPERATING INCOME	4,299	4,453	14,002	15,347
Gains (losses) on equity investments, net	18	233	315	411
Interest and other, net	(14)	(27)	(105)	43
INCOME BEFORE TAXES	4,303	4,659	14,212	15,801
Provision for taxes	690	998	2,792	4,097
NET INCOME	$3,613	$3,661	$11,420	$11,704

BASIC EARNINGS PER SHARE OF COMMON STOCK	$0.77	$0.77	$2.41	$2.39
DILUTED EARNINGS PER SHARE OF COMMON STOCK	$0.74	$0.74	$2.33	$2.31

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
BASIC	4,722	4,769	4,742	4,901
DILUTED	4,876	4,940	4,894	5,056

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INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Dec 26, 2015	Sep 27, 2015	Dec 27, 2014
CURRENT ASSETS
Cash and cash equivalents	$15,308	$7,065	$2,561
Short-term investments	2,682	7,119	2,430
Trading assets	7,323	6,659	9,063
Accounts receivable, net	4,787	4,101	4,427
Inventories
Raw materials	532	557	462
Work in process	2,893	2,690	2,375
Finished goods	1,742	1,718	1,436
	5,167	4,965	4,273
Deferred tax assets	2,036	1,992	1,958
Other current assets	3,053	4,304	3,018
TOTAL CURRENT ASSETS	40,356	36,205	27,730

Property, plant and equipment, net	31,858	31,597	33,238
Marketable equity securities	5,960	5,618	7,097
Other long-term investments	1,891	1,829	2,023
Goodwill	11,332	11,026	10,861
Identified intangible assets, net	3,933	4,022	4,446
Other long-term assets	7,735	8,255	6,505
TOTAL ASSETS	$103,065	$98,552	$91,900

CURRENT LIABILITIES
Short-term debt	$2,634	$1,129	$1,596
Accounts payable	2,063	2,449	2,748
Accrued compensation and benefits	3,138	2,732	3,475
Accrued advertising	960	1,028	1,092
Deferred income	2,188	2,160	2,205
Other accrued liabilities	4,684	5,582	4,895
TOTAL CURRENT LIABILITIES	15,667	15,080	16,011

Long-term debt	20,036	20,059	12,059
Long-term deferred tax liabilities	2,539	2,502	3,775
Other long-term liabilities	2,841	2,909	3,278

TEMPORARY EQUITY	897	905	912

Stockholders' equity
Preferred Stock	—	—	—
Common stock and capital in excess of par value	23,411	23,001	21,781
Accumulated other comprehensive income (loss)	60	(335)	666
Retained Earnings	37,614	34,431	33,418
TOTAL STOCKHOLDERS' EQUITY	61,085	57,097	55,865
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$103,065	$98,552	$91,900

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INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q4 2015	Q3 2015	Q4 2014
CASH INVESTMENTS:
Cash and short-term investments	$17,990	$14,184	$4,991
Trading assets	7,323	6,659	9,063
Total cash investments	$25,313	$20,843	$14,054

CURRENT DEFERRED INCOME:
Deferred income on shipments of components to distributors	$920	$918	$944
Deferred income from software, services and other	1,268	1,242	1,261
Total current deferred income	$2,188	$2,160	$2,205

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,936	$2,060	$1,889
Share-based compensation	$296	$309	$281
Amortization of intangibles	$210	$215	$279
Additions to property, plant and equipment	$(2,328)	$(1,206)	$(2,143)
Acquisitions, net of cash acquired	$(408)	$(14)	$(741)
Investments in non-marketable equity investments	$(147)	$(340)	$(47)
Equity investment in Tsinghua Unigroup Ltd.	$—	$(966)	$—
Repurchase of common stock[1]	$(525)	$(1,029)	$(4,000)
Proceeds from sales of common stock to employees & excess tax benefit	$190	$228	$107
Issuance of long-term debt, net of issuance costs	$1,490	$7,986	$—
Payment of dividends to stockholders	$(1,133)	$(1,140)	$(1,069)

EARNINGS PER SHARE OF COMMON STOCK INFORMATION:
Weighted average shares of common stock outstanding - basic	4,722	4,747	4,769
Dilutive effect of employee equity incentive plans	64	48	81
Dilutive effect of convertible debt	90	81	90
Weighted average shares of common stock outstanding - diluted	4,876	4,876	4,940

STOCK BUYBACK:
Shares repurchased[1]	16	35	115
Cumulative shares repurchased (in billions)	4.8	4.8	4.7
Remaining dollars authorized for buyback (in billions)	$9.4	$9.9	$12.4

OTHER INFORMATION:
Employees (in thousands)	107.3	106.5	106.7

1 Shares repurchased in Q3 2015 included a small portion paid for in cash during the subsequent quarter.

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INTEL CORPORATION
SUPPLEMENTAL OPERATING SEGMENT RESULTS
(In millions)

	Three Months Ended		Twelve Months Ended
	Dec 26, 2015	Dec 27, 2014	Dec 26, 2015	Dec 27, 2014
Net Revenue
Client Computing Group
Platform	$8,392	$8,466	$30,654	$33,210
Other	364	400	1,565	1,662
	8,756	8,866	32,219	34,872
Data Center Group
Platform	4,021	3,823	14,882	13,366
Other	287	268	1,095	1,021
	4,308	4,091	15,977	14,387
Internet of Things Group
Platform	526	494	1,976	1,814
Other	99	97	322	328
	625	591	2,298	2,142

Software and services operating segments	543	557	2,167	2,216
All other	682	616	2,694	2,253
TOTAL NET REVENUE	$14,914	$14,721	$55,355	$55,870

Operating income (loss)
Client Computing Group	$2,720	$2,837	$8,165	$10,323
Data Center Group	2,173	2,266	7,844	7,390
Internet of Things Group	132	177	515	583
Software and services operating segments	91	25	210	81
All other	(817)	(852)	(2,732)	(3,030)
TOTAL OPERATING INCOME	$4,299	$4,453	$14,002	$15,347

During the first quarter of 2015, we combined the PC Client Group and Mobile and Communications Group to create the Client Computing Group (CCG). This change in our organizational structure reflects our strategy to address all aspects of the client computing market segment and utilize our intellectual property to offer compelling customer solutions. All prior-period amounts have been retrospectively adjusted to reflect the way we internally manage and monitor segment performance starting in fiscal year 2015 and include other minor reorganizations.
Our operating segment results shown above are comprised of the following:

•
Client Computing Group. Includes platforms designed for the notebook (including Ultrabook™ devices), 2 in 1 systems, the desktop (including all-in-ones and high-end enthusiast PCs), tablets, and phones; wireless and wired connectivity products; as well as mobile communication components.

•	Data Center Group. Includes platforms designed for the enterprise, cloud, communications infrastructure, and technical computing segments.

•
Internet of Things Group. Includes platforms designed for Internet of Things market segments, including retail, transportation, industrial, and buildings and home, along with a broad range of other market segments.

•
Software and services operating segments. Includes software products designed to deliver innovative solutions that secure computers, mobile devices, and networks around the world, and software products and services that promote Intel architecture as the platform of choice for software development.

•	All other category includes revenue, expenses, and charges such as:

◦	results of operations from our Non-Volatile Memory Solutions Group and New Devices Group;

◦	amounts included within restructuring and asset impairment charges;

◦	a portion of employee benefits, compensation, and other expenses not allocated to the operating segments;

◦	divested businesses for which discrete operating results are not regularly reviewed by our CODM;

◦	results of operations of start-up businesses that support our initiatives, including our foundry business; and

◦	acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

A substantial majority of our revenue is generated from the sale of platforms. Platforms incorporate various components and technologies, including a microprocessor and chipset, a stand-alone SoC, or a multi-chip package. Our remaining primary product lines are incorporated in "other."

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INTEL CORPORATION
SUPPLEMENTAL PLATFORM REVENUE INFORMATION

	Q4 2015	Q4 2015	Q4 YTD 2015
	compared to Q3 2015	compared to Q4 2014	compared to Q4 YTD 2014
Client Computing Group Platform
Unit Volumes	—%	(16)%	(11)%
Average Selling Prices	5%	17%	4%

Data Center Group Platform
Unit Volumes	6%	7%	8%
Average Selling Prices	(1)%	(1)%	3%

Client Computing Group Notebook, Desktop and Tablet Platform Key Drivers
2015 compared to 2014:
- Notebook platform volumes decreased 9%
- Notebook platform average selling prices increased 2%
- Desktop platform volumes decreased 16%
- Desktop platform average selling prices increased 6%
Q4 2015 compared to Q4 2014:
- Notebook platform volumes decreased 10%
- Notebook platform average selling prices increased 6%
- Desktop platform volumes decreased 9%
- Desktop platform average selling prices increased 9%
- Tablet platform volumes of 9 million units decreased 33%

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INTEL CORPORATION
EXPLANATION OF NON-GAAP MEASURES

In addition to disclosing financial results in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains references to the non-GAAP financial measures described below. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business.
Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.
Acquisition-related adjustments: The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain expenses related to acquisitions as follows:

•
Revenue and gross margin non-GAAP outlook excludes the impact of the deferred revenue write-down, amortization of acquisition-related intangible assets that impact cost of sales, and the inventory valuation adjustment.

◦
Deferred revenue write-down: Sales to distributors are made under agreements allowing for subsequent price adjustments and returns and are deferred until the products are resold by the distributor. Business combination accounting principles require us to write down to fair value the deferred revenue assumed in our acquisitions as we have limited performance obligations associated with this deferred revenue. Our GAAP revenues and related cost of sales for the subsequent reselling by distributors to end customers after an acquisition do not reflect the full amounts that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustments eliminate the effect of the deferred revenue write-down. We believe these adjustments are useful to investors as an additional means to reflect revenue and gross margin trends of our business.

◦
Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

•
Amortization of acquisition-related intangible assets: Amortization of acquisition-related intangible assets consists of amortization of intangibles assets such as developed technology, trade names, and customer relationships acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of sales and operating expenses in our GAAP financial statements. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. Consequently, our non-GAAP adjustments exclude these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

•
R&D plus MG&A spending non-GAAP outlook excludes the impact of other one-time charges associated with the acquisition of Altera, which primarily includes bankers fees, compensation-related costs, and valuation charges for Altera's stock based compensation.

Constant currency effect on revenue: Constant currency results assume foreign revenues are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the comparable period. We believe this is a useful metric that facilitates comparison to our historical performance for the Intel Security Group operating segment.
Gross cash, net cash and other longer term investments: We reference non-GAAP financial measures of gross cash, net cash and other longer term investments, which are used by management when assessing our sources of liquidity and capital resources. We believe these non-GAAP financial measures are helpful to investors in understanding our capital structure and how we manage our resources.

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SUPPLEMENTAL RECONCILIATIONS OF GAAP OUTLOOK TO NON-GAAP OUTLOOK
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the financial outlook prepared in accordance with GAAP and the reconciliations from this Business Outlook should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustment made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

($ in Billions)	Q1 2016 Outlook		2016 Outlook

GAAP REVENUE	$14.0	+/-500 million	Mid to high single digits
Adjustment for deferred revenue write-down	0.1
NON-GAAP REVENUE	$14.1	+/-500 million	Mid to high single digits

GAAP GROSS MARGIN PERCENTAGE	58%	+/- a couple pct. pts.	61%	+/- a couple pct. pts.
Adjustments for:
Deferred revenue write-down	—%		—%
Inventory valuation	2%		1%
Amortization of acquisition-related intangibles	2%		2%
NON-GAAP GROSS MARGIN PERCENTAGE	62%	+/- a couple pct. pts.	63%	+/- a couple pct. pts.

GAAP R&D plus MG&A SPENDING	$5.6	approximately	$21.4	approximately
Adjustment for other acquisition-related charges	0.1		0.1
NON-GAAP R&D plus MG&A SPENDING	$5.5	approximately	$21.3	approximately

GAAP AMORTIZATION OF ACQUISITION-RELATED INTANGIBLES INCLUDED IN OPERATING EXPENSES	$0.1	approximately	$0.4	approximately
Adjustment for amortization of acquisition-related amortization	(0.1)		(0.4)
NON-GAAP AMORTIZATION OF ACQUISITION-RELATED INTANGIBLES INCLUDED IN OPERATING EXPENSES	$—		$—

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SUPPLEMENTAL RECONCILIATIONS OF CONSTANT CURRENCY
Set forth below is a reconciliation of our operating results for the Intel Security Group operating segment on a constant currency basis. This non-GAAP financial measure should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustment made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.
Intel Security Group Operating Segment

	Three Months Ended			Twelve Months Ended
($ in Millions)	Dec 26, 2015	Dec 27, 2014	% Change	Dec 26, 2015	Dec 27, 2014	% Change

GAAP NET REVENUE	533	531	—%	2,077	2,121	(2)%
Constant currency adjustment	32			167
NON-GAAP NET REVENUE, CONSTANT CURRENCY ADJUSTED	$565	$531	6%	$2,244	$2,121	6%

GAAP OPERATING INCOME	91	57	60%	261	229	14%
Constant currency adjustment	15			71
NON-GAAP OPERATING INCOME, CONSTANT CURRENCY ADJUSTED	$106	$57	86%	$332	$229	45%

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Intel/Page 14

SUPPLEMENTAL RECONCILIATIONS OF GAAP CASH AND CASH EQUIVALENTS TO NON-GAAP GROSS CASH AND NON-GAAP NET CASH RESULTS
Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to comparable GAAP measures, the ways management uses these non-GAAP measures, and the reasons why management believes these non-GAAP measures provide useful information for investors.

($ in Millions)	Dec 26, 2015	Sep 27, 2015	Dec 27, 2014

GAAP CASH AND CASH EQUIVALENTS	$15,308	$7,065	$2,561
Short-term investments	2,682	7,119	2,430
Trading assets	7,323	6,659	9,063
Total cash investments	$25,313	$20,843	$14,054

GAAP OTHER LONG-TERM INVESTMENTS	$1,891	$1,829	$2,023
Loans receivable and other	1,170	1,191	1,335
Reverse repurchase agreements with original maturities greater than approximately three months	1,000	2,650	450
NON-GAAP OTHER LONGER TERM INVESTMENTS	$4,061	$5,670	$3,808
NON-GAAP GROSS CASH	$29,374	$26,513	$17,862

($ in Millions)	Dec 26, 2015	Sep 27, 2015	Dec 27, 2014

GAAP CASH AND CASH EQUIVALENTS	$15,308	$7,065	$2,561
Short-term investments	2,682	7,119	2,430
Trading assets	7,323	6,659	9,063
Total cash investments	$25,313	$20,843	$14,054
Short-term debt	(2,634)	(1,129)	(1,596)
Unsettled trade liabilities and other	(99)	(200)	(77)
Long-term debt	(20,036)	(20,059)	(12,059)
NON-GAAP NET CASH (excluding other longer term investments)	$2,544	$(545)	$322

GAAP OTHER LONG-TERM INVESTMENTS	$1,891	$1,829	$2,023
Loans receivable and other	1,170	1,191	1,335
Reverse repurchase agreements with original maturities greater than approximately three months	1,000	2,650	450
NON-GAAP OTHER LONGER TERM INVESTMENTS	$4,061	$5,670	$3,808
NON-GAAP NET CASH (including other longer term investments)	$6,605	$5,125	$4,130